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                                                                    EXHIBIT 23.5


  Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No.1 to the Registration Statement (Form S-3 No. 333-126069) and related Prospectus of American Real Estate Partners L.P. for the registration of $1,000,000,000 of its depositary and preferred units (each representing limited partnership interests), debt securities, and warrants to purchase debt securities, preferred units or depositary units, and to the incorporation by reference therein of our report dated August 3, 2005, (except Note 18 as to which the date is August 8, 2005) with respect to the consolidated financial statements of WestPoint Stevens Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended Decemeber 31, 2004 included in American Real Estate Partners L.P.'s Form 8-K/A dated October 21, 2005, filed with the Securities and Exchange Commission.


                                      /s/ ERNST & YOUNG LLP
Atlanta, Georgia
April 17, 2006